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                                                                    Exhibit 11




                         CENTRAL SPRINKLER CORPORATION

                          NET INCOME PER COMMON SHARE


                                                Three                      Nine
                                             Months Ended              Months Ended
                                               July 31,                   July 31,
                                          1997         1996          1997           1996
                                        -------       -------       -------       -------
                                                     (Amounts in thousands,
                                                         except per share)


Net income                              $   868       $ 1,304       $ 4,325       $ 3,610
                                        =======       =======       =======       =======

Average number of common shares
  outstanding                             3,846         3,793         3,842         3,793

Adjustment to exclude average
  unreleased common shares in ESOP         (600)         (636)         (609)         (645)

Adjustment for assumed conversion
  of stock options                          108           166           116           197
                                        -------       -------       -------       -------
Average number of common shares           3,354         3,323         3,349         3,345
                                        =======       =======       =======       =======
Net Income per common share             $   .26       $   .39       $  1.29       $  1.08
                                        =======       =======       =======       =======
